Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of September 04, 2022 (the “Agreement”), is made by and between SAKAI DISPLAY PRODUCTS CORPORATION, a Japanese legal entity duly set up in accordance with the law of Japan (the “Seller” or “Stockholder”), and AERKOMM INC., a Nevada corporation duly set up in accordance with the law of Nevada (the “Buyer”), will be effective upon the latest of the signature affixed hereunder.

RECITALS

MEPA Labs Inc. (the “Company”), a California corporation, duly set up under the the law of California in 2022, is authorized to issue FIFTY MILLION (50,000,000) shares of Common Stock with a par value at US$0.001 per share.

Seller signed a Subscription Agreement, attached herewith as Exhibit A, dated January 19, 2022 with the Company, that Seller subscribed, invested and purchased FIFTY MILLION (50,000,000) shares of Common Stock of the Company (the “Shares”) at a price of US$0.002 per share, which bears the face value at $0.001 per share; as such all shares authorized to issue were issued and outstanding. Therefore Seller paid cash in the aggregate amount of US$100,000 for the Shares under the Subscription Agreement.

Stockholder now is to sell the entire shareholding of the Shares to Buyer, and Buyer agrees to purchase from the Stockholder the Shares under the terms and conditions as follows. After the transaction under this Agreement is consummated, Buyer will retain ONE HUNDRED PERCENT (100%) of the Shares of the Company.

AGREEMENT

1. Purchase of Stock. At the Closing (defined below), Buyer shall purchase and arrange payment to the Stockholder, and the Stockholder delivers the Stock Certificate, if any, it currently held to the Company, and declares that the Shares so held are free and clear of all claims, liens, mortgages, security interests, encumbrances, transfer restrictions, charges, obligations, assignments, rights of third parties and any other defect in title or restriction of any kind (collectively, the “Encumbrances”).

2. Closing. The closing of the sale of the Shares (the “Closing”) shall occur in the following sequence:

(a) Buyer and the Stockholder fully sign this Agreement and deliver a copy to the other Party. A copy of the fully signed Agreement shall be delivered and deposited with the Company immediately upon execution; all information collected shall be used solely and absolutely for payment of Purchase Price and for purposes required by law.

(b)   (i)   After receiving fully executed Agreement, Buyer shall deliver ONE HUNDRED THOUSNAD Dollars (US$100,000.00) (“Purchase Price”) in U. S. currency to Stockholder, pay to the order of Stockholder; (ii) After receiving fully executed Agreement, the Stockholder shall surrender the Stock Certificate, if any, it was issued and currently held to the Company; (iii) Upon receipt of fully executed Agreement and Stock Certificate from Stockholder, the Company shall cancel the Stock Certificate received from Stockholder; and (iv) The Company shall issue one new Stock Certificate to Buyer representing FIFTY MILLION (50,000,000) shares of stock of the Company.

(c) Time is of the essence. The Parties hereby agree that the process of the Closing shall start as soon as the Agreement is signed, and Section 2(b) shall be finalized no later than August 31, 2022, 5 O’Clock in the afternoon California Time (“Closing Date”) in the principal executive office of the Company at 44043 Fremont Blvd., Fremont, California, U. S. A. If for whatever reason the delay is necessary, both Parties shall discuss and reach consensus within ONE business day in writing, and a new Closing Date shall be designated at the same time. Each Party will bear their own costs and expenses, including but not limited to bank service charges, professional fees and other associated expenses in consummation and execution of the Agreement.

3. Further Actions. Buyer and the Stockholder shall assist each other to take all further actions and sign and deliver any additional instruments on or after the Closing as the Parties hereto deem reasonably necessary to complete the transactions contemplated under this Agreement.

4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Buyer that:

(a) The Stockholder has full capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b) This Agreement constitutes a legal, valid and binding obligation of the Stockholder and is enforceable against the Stockholder in accordance with the terms of this Agreement.

(c) The Stockholder is the sole legal and beneficial owner of the Shares free and clear of all Encumbrances. Buyer shall receive good title to such Shares so purchased at the Closing.

5. Representations and Warranties of the Buyer. Buyer represents and warrants to the Stockholder that:

(a) Buyer has full capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b) This Agreement constitutes a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with the terms of this Agreement.

6. Representations. The Parties acknowledge and represent that the Agreement is collectively drafted, and in executing this Agreement the Parties have not relied on any inducements, promises or representations made by another Party or any parties representing or serving the Parties. Each Party acknowledges that they have been afforded a reasonable opportunity to consult with legal, tax and other professional advisors of their own choosing, and is solely responsible for their own professional fees and expenses thereto, regarding the transactions contemplated hereby prior to executing this Agreement.

Each Party acknowledges that each of them makes no representation or warranty to the other Party regarding the federal, state or other tax treatment in connection with the transactions contemplated herein. Each Party will be solely responsible for reporting, filing and paying all applicable taxes in their own jurisdictions. Each Party will not reply nor comment to the other Party for legal or tax advice. Parties may, but not require to, issue certain tax forms to the other Party with the advice of their respective advisers.

Each Party further acknowledges that each of them makes no representation or warranty to the other Party, except as expressly set forth in this Agreement, with respect to the Company or any of its subsidiaries or with respect to any other information provided or made available to Buyer in connection with the transactions contemplated by this Agreement.

7. Notices. Unless otherwise specifically prescribed, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received immediately if delivered in person or through electronic mail, or on the earlier of actual receipt of the written notice or five (5) days after deposit of the written notice with a carrier with tracking system, postage prepaid, addressed to the receiving Party at such Party’s address under its signature or its last known address. Any Party may change its address by prior written notice to the other Party in accordance with this Section.

8. Entire Agreement. This Agreement by and between the Stockholder and Buyer set forth the entire agreement and understandings of the Parties with respect to the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings related to the subject matter of this Agreement. Sections 3, 4, 5, 6, 7, 8 and 14 set forth in this Agreement shall survive Closing, and shall continue to be true and binding after Closing Date.

9. Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument signed by all Parties to this Agreement, or, in the case of a waiver, by or on behalf of the Party waiving compliance.

10. Counterparts. This Agreement may be signed by traditional wet-pen, fax/PDF, or electronically generated signature, and delivered counterparts to the other Parties, each of which shall be deemed an original, and the counterparts shall together constitute one complete document.

11. Governing Law. This Agreement shall be governed by the laws of California, without regard to conflict of law principles.

12 Successors and Assigns. This Agreement, and the rights and obligations of the Parties, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. No assignment shall be valid or effective unless a prior written consent is given to the Party proposing the assignment.

13. Third Party Beneficiaries. Except as may be specifically stated in this Agreement, no person or entity other than the undersigned Parties is intended to be a beneficiary of this Agreement.

14. Others. At the time of Closing completed, a Joint Venture Agreement dated as January 10, 2022 and subsequent Amendments thereof between Seller and Buyer (collectively, the “JVA”) in respect of the Company shall be terminated in its entirety. Seller and Buyer shall acknowledge and confirm that Seller and Buyer shall have no further obligations, duties or liabilities thereunder and Buyer and the Company hereby releases, waives and forever discharges Seller from all obligations, duties or liabilities of whatever nature arising under or in connection with the JVA and the Company.

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement.

[Followed by Signature Page only]

BUYER
Aerkomm Inc.

/s/ Louis Giordimaina
Name:	Louis Giordimaina
Title:	Chief Executive Officer
Address: 44043 Fremont Blvd
Fremont, CA 94538, USA

SELLER
Sakai Display Products Corporation

/s/ John Chung
Name:	John Chung
Title:	Chairman
Address: 1 Takumi-Cho, Sakai-Ku, Saki-shi
Osaka 590-8522, Japan

Receipt Acknowledged by COMPANY MEPA Labs Inc.

/s/ Jeffrey Wun
Name:	Jeffrey Wun
Title:	CEO
Address: 44043 Fremont Blvd Fremont, CA 94538, USA